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                                                                    EXHIBIT 4.34

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                          SECURITIES PURCHASE AGREEMENT

                         dated as of December 31, 1999,

                                      among

                                  WAM!NET INC.,

                          WINSTAR COMMUNICATIONS, INC.,

                                       And

                              WINSTAR CREDIT CORP.


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Section 1. Authorization......................................................1

Section 2. Closing............................................................1

Section 3. Sale and Purchase of Shares........................................1
             3.1. Shares......................................................1
             3.2. Option......................................................1

Section 4. Representations and Warranties of the Corporation..................3
             4.1. Organization; Subsidiaries..................................3
             4.2. Qualification; Good Standing................................4
             4.3. Corporate Authorization; Enforceability.....................4
             4.4. No Conflict.................................................4
             4.5. Capitalization..............................................4
             4.6. Securities Laws; Applicable Corporation Laws................6
             4.7. Financial Information.......................................7
             4.8. Absence of Changes; Review of Interim Financials............7
             4.9. Initial Budget..............................................9
             4.10. Agreements.................................................9
             4.11. Title to Assets...........................................11
             4.12. Real Property.............................................11
             4.13. Intellectual Property Rights; Proprietary Information
                   of Third Parties..........................................11
             4.14. Compliance with Laws; Governmental Authorizations.........12
             4.15. Litigation................................................13
             4.16. Environmental Matters.....................................13
             4.17. Tax Matters...............................................13
             4.18. Employee Benefit Plans....................................14
             4.19. Insurance.................................................15
             4.20. Related Transactions......................................15
             4.21. Offering of the Shares....................................15
             4.22. Disclosure................................................15
             4.23. Investor Sophistication...................................16
             4.24. Investment Intent.........................................16
             4.25. Brokers and Finders.......................................17
             4.26. Year 2000 Compliance......................................17
             4.27. Minnesota Business Corporation Act........................17

Section 5. Representations and Warranties of the Purchasers..................18
             5.1. Due Authorization..........................................18
             5.2. Investment Representations.................................18
             5.3. Brokers and Finders........................................19
             5.4. Investor Sophistication....................................19
             5.5. Winstar Representation.....................................19

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Section 6. Covenants of the Corporation and the Purchasers...................20
             6.1. Regulatory Approvals; Reasonable Best Efforts;
                  Further Assurances.........................................20
             6.2. Certain Filings............................................20
             6.3. Confidentiality............................................20
             6.4. Public Announcements.......................................21

Section 7. Covenants of the Corporation......................................21
             7.1. Certificate of Designations................................21
             7.2. Restrictions Pending the Closing...........................21
             7.3. Reservation of Shares......................................21
             7.4. Use of Proceeds............................................22
             7.5. Access to Records..........................................22
             7.6. Budget.....................................................22
             7.7. Financial Reporting and other Information..................22
             7.8. Payment of Obligations.....................................23
             7.9. Insurance..................................................23
             7.10. Certain Notices...........................................23
             7.11. Conduct of Business.......................................24
             7.12. Related Transactions......................................24
             7.13. Internal Controls; Accountants Review.....................24
             7.14. Board Designees...........................................25
             7.15. Indenture.................................................26
             7.16. Tag-Along Agreements......................................26
             7.17. [Reserved.]...............................................26
             7.18. Consents..................................................26

Section 8. Registration Rights of the Purchasers.............................26
             8.1. Demand Registration........................................26
             8.2. "Piggy-Back" Registration..................................27
             8.3. General Terms..............................................28
             8.4. Underwriting Agreement.....................................29
             8.5. Road Show..................................................29
             8.6. Registration of Winstar Shares.............................29

Section 9. Conditions to Each Closing........................................29
             9.1. Conditions of Each Party...................................29
             9.2. Conditions to Obligations of the Purchasers................30
             9.3. Conditions to Obligations of the Corporation...............31

Section 10. Termination......................................................31
             10.1. Effect of Termination.....................................32

Section 11. Miscellaneous....................................................33
             11.1. Survival..................................................33
             11.2. Indemnification...........................................33
             11.3. Fees and Expenses.........................................34
             11.4. Assignment; Parties in Interest...........................34
             11.5. Entire Agreement..........................................35

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             11.6.  Notices..................................................35
             11.7.  Amendments...............................................36
             11.8.  Counterparts.............................................36
             11.9.  Headings.................................................36
             11.10. Governing Law............................................36
             11.11. Jurisdiction.............................................36
             11.12. No Waiver................................................37
             11.13. Binding Effect...........................................37
             11.14. Cumulative Powers........................................37

INDEX........................................................................38

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     SECURITIES PURCHASE AGREEMENT, dated as of December 31, 1999, among WAM!NET
INC., a Minnesota corporation (the "Corporation"), Winstar Communications, Inc., a Delaware corporation ("Winstar") and Winstar Credit Corp., a Delaware corporation and a wholly-owned subsidiary of Winstar ("Winstar Sub").

     WHEREAS, the Corporation desires to sell to Winstar Sub 50,000 shares (the "Shares") of its Class E Convertible Preferred Stock, $.01 par value (the "Class E Preferred Stock"), and Winstar Sub desires to purchase the Shares from the Corporation upon the terms and subject to the conditions set forth below.

     NOW THEREFORE, the parties hereto agree as follows:

Section 1. Authorization.

     The Corporation has authorized the issuance and sale, upon the terms and subject to the conditions set forth in this Agreement, of the Shares for a purchase price of $1,000 per Share ("Per Share Price") or $50,000,000 in the aggregate. The powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations, and restrictions of the Class E Preferred Stock are set forth in the Statement of Rights and Preferences of Class E Preferred Stock ("Class E Certificate of Designations") attached hereto as Exhibit A.

Section 2. Closing.

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with this Agreement, the closing of the sale and purchase of the Shares and the other transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on the date which is the third business day after the conditions in Section 9 have been satisfied or waived (other than those of such conditions which are customarily satisfied at a closing), at the office of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016 (or at such other time, date and place as the parties may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

Section 3. Sale and Purchase of Shares.

     3.1. Shares.

     At the Closing, the Corporation shall issue, sell and deliver to Winstar Sub, 50,000 Shares of Class E Preferred Stock and Winstar Sub shall deliver to the Corporation, as full payment therefor, a certificate, representing the number of shares of common stock of Winstar as set forth under Column C on
Schedule I, registered in the name of the Corporation (the "Winstar Shares").

     3.2. Option.

          (a) Option Grant. The Corporation hereby grants to Winstar Sub an option ("Option") to purchase up to an additional 50,000 shares of Class E Preferred Stock from the

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     Corporation ("Option Shares") at a price equal to the Per Share Price per
     Option Share or, if Winstar Sub acquires Option Shares for its own account and elects to pay Winstar Shares therefor, at the rate of 14.285714 Winstar Shares per Option Share and otherwise on the same terms and conditions as pertain to the Shares. Subject to subsection (b) directly below, Winstar Sub may transfer such Option to a person or persons ("Designee") at any time, from time to time, prior to the Option Termination Date (as defined below). Winstar Sub and any Designee, individually and collectively, are sometimes herein referred to as "Purchaser" or "Purchasers."

          (b) Designee. Winstar Sub must furnish notice of its intended Designee(s) ("Designee Notice") at least 5 business days before transferring the Option or any portion thereof to such Designee(s). The Corporation has two (2) business days to notify Winstar Sub of its non-approval of such Designee, in which event any such approval shall not be unreasonably withheld. Designees and/or entities that invest in the telecommunications business, but are not primarily engaged in such business, however, are not subject to approval by the Corporation.

          (c) Exercise of Option. The Option may be exercised by the Purchaser as to all or any part of the Option at any time, from time to time, until 5:00 p.m. on March 6, 2000 or such other date as may be mutually agreed upon by the Corporation and Winstar Sub ("Option Termination Date"). The Purchaser will not be under any obligation to exercise the Option prior to the Option Termination Date. The Option may be exercised by the giving of oral notice to the Corporation from the Purchaser, which must be confirmed by a letter or telecopy setting forth the number of Options purchased, the Option Closing Date (as defined directly below) and the payment amount for the number of Series E Preferred Stock purchased upon exercise of the Options. If a Designee other than Winstar Sub exercises any portion of the Option, the Corporation agrees to sell the Class E Preferred Stock underlying the Option to such Designee at the Per Share Price payable either in immediately available funds or capital stock of such Designee, or a combination of both, as determined upon mutual consent between the Designee and the Corporation.

          (d) Option Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with this Agreement, the closing of the sale and purchase of the Option Shares ("Option Closing") shall be held on the date which is the earlier of (i) six business days from the furnishing of a Designee Notice to the Corporation and (ii) on the date and at the time mutually agreed upon between the Purchaser of the Option Shares and the Corporation, but in no event later than the earlier of (i) six business days from the furnishing of a Designee Notice to the Corporation and (ii) the Option Termination Date. The Option Closing shall occur at the offices of Graubard Mollen & Miller, 600 Third Avenue, New York, New York. The date on which the Option Closing actually occurs is hereinafter referred to as the "Option Closing Date." Subject to the terms and conditions of this Agreement, the Option Closing Date shall occur with respect to a Designee approved by the Corporation, within 10 business days of the Corporation's receipt of a Designee Notice. Subject to the terms and conditions set forth herein, on the Option Closing Date, the Designee(s) shall sign a copy of this Agreement, as amended to reflect the exercise of the Option, and shall deliver the exercise price for the Options to the Corporation in exchange for which the Corporation shall issue the Option Shares to such Designee(s).

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Section 4. Representations and Warranties of the Corporation.

     The Corporation hereby represents and warrants to the Purchaser as of the date hereof, as of the Closing Date and as of the Option Closing Date, if any, that:

     4.1. Organization; Subsidiaries.

          (a) Organization. The Corporation and each Subsidiary (as defined below) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents (as hereinafter defined), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Schedule 4.1(a) are correct and complete copies of the Articles of Incorporation of the Corporation including all amendments and certificates of Designation, and the By-laws of the Corporation and each Subsidiary, each as in effect on the date hereof (collectively, the "Organizational Documents"). No amendments, revisions or waivers of any provisions of any Organizational Documents have occurred, are in the process of occurring or otherwise have been requested. For purposes of this Agreement, "Documents" collectively means (i) this Agreement, (ii) the Class E Certificate of Designations and (iii) the Lock-Up and Restricted Stock Agreement in the form of Exhibit B ("Lock-up Agreement").

          (b) Subsidiaries. Set forth on Schedule 4.1(b) hereto is a complete list of all of the subsidiaries of the Corporation (each a "Subsidiary"). Except as set forth on Schedule 4.1(b) hereto, the Corporation does not own, directly or indirectly, any capital stock or other equity securities of any corporation, nor does the Corporation have any direct or indirect ownership interest, including interests in partnerships and joint ventures, in any other entity or business and there are no agreements to acquire such interests. Each Subsidiary has been duly organized, is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect upon the business, prospects, properties, liabilities, assets, operations, results of operations, condition (financial or otherwise), or affairs of the Corporation or result in the loss from employment of any Principal Executive Officer as such term is defined on Schedule II (a "Material Adverse Effect"). Each Subsidiary has the requisite power and authority to own and hold its properties and to carry on its business as now being conducted. Except as disclosed on Schedule 4.1(b) hereto: (i) all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Corporation, another Subsidiary or any combination thereof, in each case free and clear of any liens, charges, restrictions, claims or encumbrances other than restrictions on transfer imposed by the Securities Act of 1933, as amended (the "Securities Act"); and (ii) there are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or other) pursuant to which any Subsidiary is or may become obligated to issue any shares of its capital stock to any person other than the Corporation or a Subsidiary.

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     4.2. Qualification; Good Standing.

     Each of the Corporation and every Subsidiary is authorized to do business and is in good standing as a foreign corporation in each jurisdiction the laws of which require such respective entity to be so authorized, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

     4.3. Corporate Authorization; Enforceability.

     The Corporation has taken all corporate action necessary to authorize its execution and delivery of the Documents, the performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document has been executed and delivered by an officer of the Corporation in accordance with such authorization. Each Document constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and similar laws now or hereafter in effect affecting creditors' rights generally and to general principles of equity.

     4.4. No Conflict.

     The execution and delivery by the Corporation of the Documents, its consummation of the transactions contemplated thereby, and its compliance with the provisions thereof, will not other than in instances which could not reasonably be expected to have a Material Adverse Effect, (i) violate or conflict with any of the Organizational Documents, (ii) violate, conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation, or acceleration (with or without notice or lapse of time, or both) under any agreement, lease, security, license, permit, or instrument to which the Corporation or any Subsidiary is a party, or to which it or any of them or any of their respective assets or businesses are subject,
(iii) result in the imposition of any Encumbrance (as hereinafter defined) on any asset of the Corporation, (iv) violate or conflict with any Laws applicable to the Corporation or its properties or assets, or (v) require any consent, approval or other action of, notice to, or filing with any entity or person (governmental or private), except for the filing of the Class E Certificate of Designations and those that have been obtained or made. For purposes of this Agreement, "Encumbrance" means any security interest, mortgage, lien, pledge, charge, easement, reservation, clouds, equities, rights of way, options, rights of first refusal and any other encumbrances, whether or not relating to the extension of credit or the borrowing of money. For purposes of this Agreement, "Laws" means all laws, statutes, rules, regulations, ordinances, bylaws, writs, Permits, Orders and other legislative, administrative or judicial restrictions.

     4.5. Capitalization.

          (a) Capitalization.

               (i) As of the date hereof, the authorized capital stock of the Corporation consists of 500,000,000 shares, the Designation and classes of which are set

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          forth on Schedule 4.5(a) hereto. The Corporation does not hold any of its shares in treasury.

               (ii) As of the date hereof, 9,494,797 shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), 115,206 shares of the Corporation's Class A Preferred Stock par value $10.00 per share (the "Class A Preferred Stock"), 5,710,425 shares of the Corporation's Class B Preferred Stock par value $.01 per share (the "Class B Preferred Stock"), 878,527 shares of the Corporation's Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), and 2,196,317 shares of the Corporation's Class D Preferred Stock, par value $.01 per share (the "Class D Preferred Stock") are issued and outstanding and have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. Except as set forth above, there are no other shares of capital stock of the Corporation outstanding. As of the date hereof, the Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock are convertible into 5,710,425, 878,527 and 2,196,317 shares of Common Stock, respectively. Upon issuance of the Common Stock underlying such preferred shares, in accordance with their respective Certificates of Designation, such Common Stock will be validly issued, fully paid and non-assessable.

          (b) Options, Warrants, Convertible Securities. Except as set forth on
     Schedule 4.5(a) hereto, as of the date hereof there are no outstanding subscriptions, options, warrants or other agreements or rights of any kind to acquire any additional shares of capital stock of the Corporation or other instruments or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares of capital stock, nor is the Corporation committed to issue any such option, warrant, right or security. Except as set forth on
     Schedule 4.5(b) hereto, the Corporation has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Schedule 4.5(a) additionally sets forth
     (i) all of the outstanding warrants of the Corporation, specifying the exercise prices and periods of such warrants and amount of Common Stock issuable upon exercise of such warrants; and (ii) stock options of the Corporation, specifying the exercise prices and periods of such options and the amount of Common Stock issuable upon exercise of the stock option held by each such holder. As of the date hereof, 73,621,344 shares of Common Stock are issuable upon exercise or conversion of all of the Corporation's outstanding options, warrants, and other rights of any kind to acquire shares of the Corporation's Common Stock (not including Class B Warrants issued in September 1997 to MCI WorldCom, Inc.).

          (c) Agreements.

               (i) Except as set forth in Schedule 4.5(c)(i), as of the date hereof, there are no agreements relating to the purchase or sale of capital stock between the Corporation and any of its shareholders or affiliates, and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and other parties.

               (ii) Except as contemplated hereby and as set forth in Schedule 4.5(c)(ii), there are no agreements or understandings granting to any person or entity any

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          right to cause the Corporation or any Subsidiary to effect a registration under the Securities Act of 1933, as amended ("Securities Act"), of any shares of the Corporation's capital stock.

               (iii) Except as set forth on Schedule 4.5(c)(iii), there are no voting trusts, voting agreements, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Corporation between the Corporation and any of its shareholders or affiliates and to the best of the Corporation's knowledge, there are no such agreements among any of its shareholders and any other parties.

          (d) Due Authorization. The Shares and Option Shares are duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges specified in the Class E Certificate of Designations. The shares of the Corporation's Common Stock issuable upon conversion of the Shares and Option Shares ("Conversion Shares") are duly authorized and have been reserved for issuance and, when issued upon conversion in accordance with the terms of the Class E Certificate of Designations, will be validly issued, fully paid and nonassessable, and will be free and clear of all liens, encumbrances and restrictions (other than the restrictions on transfer imposed by the Securities Act or any other applicable federal or state securities laws, and the rules and regulations promulgated thereunder). Neither the issuance, sale or delivery of the Shares or Option Shares nor the contemplated issuance or delivery of the Conversion Shares is subject to or will trigger any preemptive or other similar right of shareholders of the Corporation, any anti-dilution right or right of first refusal or other preemptive or similar right in favor of any person, in each case except for rights that have been listed on Schedule 4.5(d).

          (e) Securityholders. Schedule 4.5(a) sets forth the name and address of each record holder of more than five-percent of the outstanding shares of any of the Common Stock, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock and the number of such shares of Common Stock or Preferred Stock held by each such holder.

          (f) Reservation of Shares. The Corporation has reserved, and at all times from and after the date hereof will keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock and Class E Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all such shares of Preferred Stock.

     4.6. Securities Laws; Applicable Corporation Laws.

          (a) The sale of the Shares and Option Shares contemplated hereby is exempt from registration under the Securities Act. The issuance of all other shares of capital stock of the Corporation on or before the date hereof has been made in compliance with the Securities Act and all applicable state securities or blue sky laws.

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          (b) The sale of the Shares and Option Shares contemplated hereby and the other transactions contemplated hereby are in compliance with all applicable laws, including the Minnesota Business Corporation Act, and any consents which are required to be obtained pursuant to such laws have either been obtained or waived in writing.

     4.7. Financial Information.

          (a) Schedule 4.7 sets forth (i) the audited consolidated balance sheet of the Corporation at December 31, 1998 (the "Balance Sheet") and the related statements of operations, shareholders' equity and cash flows of the Corporation for the 12 months then ended and (ii) the unaudited consolidated balance sheet of the Corporation at September 30, 1999 (the "Interim Balance Sheet") and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the Corporation for the 9 months then ended (collectively, the "Financial Statements").

          (b) The Financial Statements: (i) present fairly the financial position of the Corporation and the results of operations, shareholders' equity and cash flows of the Corporation at the dates and for the periods indicated, (ii) are in accordance with the books and records of the Corporation which books and records are complete and correct and fairly reflect all material transactions of the Corporation's business, and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except as set forth in the notes thereto and subject, in the case of unaudited Financial Statements, to normal year-end adjustments, and the absence of notes thereto). Except as incurred under agreements on Schedule 4.10(a) or as set forth on Schedule 4.7, at the date of the Interim Balance Sheet, the Corporation did not have any material Liability of any nature or any loss contingency (as such term is used in the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that was not adequately disclosed or provided for on the Interim Balance Sheet, including the notes thereto. For purposes of this Agreement, "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     4.8. Absence of Changes; Review of Interim Financials.

          (a) Since the date of the Interim Balance Sheet there has not been:

               (i) any change in the assets, liabilities or financial condition of the Corporation (on a consolidated basis), except for changes (i) in the ordinary course of business or (ii) which in the aggregate have not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

               (ii) any event or change that would reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, whether or not insured against;

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               (iii) to the best of the Corporation's knowledge, any damage, destruction or loss (whether or not covered by insurance) affecting any asset of the Corporation in excess of $100,000;

               (iv) any liability or loss contingency incurred by the Corporation that would have to be disclosed on financial statements (including the notes thereto) (on a consolidated basis) in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice;

               (v) to the best of the Corporation's knowledge, any commitment to borrow money from or provide financial support to any person or entity entered into by the Corporation;

               (vi) any payment or discharge of any Liability by the Corporation outside the ordinary course of business consistent with past practice to the best of the Corporation's knowledge;

               (vii) any sale, assignment, license, or other disposition of any asset or right of the Corporation or any Subsidiary outside the ordinary course of business consistent with past practice;

               (viii) any declaration or payment of any dividend or other distribution with respect to any shares of capital stock of the Corporation, or the direct or indirect acquisition of any equity securities by the Corporation;

               (ix) any labor trouble, problem or grievance affecting the business of the Corporation other than such matters which would not reasonably be expected to have a Material Adverse Effect;

               (x) any write-down of the value of any inventory of the Corporation, or any write-off as uncollectible of any accounts or notes receivable of the Corporation, which could reasonably be expected to result in a Material Adverse Effect;

               (xi) any increase in the direct or indirect compensation of senior officers of the Corporation or any Subsidiary (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation, or other plan or commitment), in excess of 20% above the prior year;

               (xii) any capital expenditure or commitment therefor by the Corporation or any Subsidiary for additions to property, plant or equipment in excess of $250,000;

               (xiii) any change in the accounting or tax methods, practices, or assumptions followed by the Corporation or any Subsidiary; or

               (xiv) any other transaction or event not in the ordinary course of business consistent with past practice.

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          (b) The Corporation's independent accountants have not advised the
     Corporation that the Interim Balance Sheet and the related unaudited financial statements (i) do not comply in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder and (ii) are not in conformity with GAAP.

     4.9. Initial Budget.

     The Corporation has delivered to Winstar a copy of the Corporation's current budget for the year ended December 31, 2000 (the "Initial Budget"). The projections of future financial and operating performance contained in the Initial Budget, and the assumptions upon which such projections are based, are believed by the Corporation to be reasonable as of the date hereof. In addition, the Corporation is not aware of any facts or circumstances which would render such projections or assumptions unreasonable or unattainable. Without limiting the generality of the foregoing, the Purchasers acknowledge that no assurances can be given that the Corporation will achieve the projections set forth in the Initial Budget.

     4.10. Agreements.

          (a) Schedule 4.10(a) sets forth a list of all material written and oral contracts, agreements, licenses, commitments, instruments and understandings ("Agreements"), and all Agreements of the following types regardless of materiality, to which the Corporation or any Subsidiary is a party ("Disclosed Agreements"):

               (i) individually provide for the future purchase by the Corporation or any Subsidiary of products or services in excess of $50,000 or call for expenditures of the Corporation or any Subsidiary in excess of $50,000, which expenditures or commitments have not been disclosed in the Initial Budget;

               (ii) provide for the employment by the Corporation or any Subsidiary of any director or officer or consultant (other than for legal or accounting services) earning $100,000 or more for any engagement or provide for any payments or benefits (including severance payments or benefits) to any director, officer or employee;

               (iii) provide for the borrowing of money or a line of credit by the Corporation or any Subsidiary, or a leasing transaction of a type required to be capitalized by the Corporation in accordance with GAAP;

               (iv) provide for a strategic relationship regarding the Corporation or any Subsidiary and a third party, including any joint venture, partnership or similar arrangement;

               (v) provide for the sale, assignment, license, or other disposition of any asset or any material right of the Corporation with a value in excess of $30,000;

               (vi) provide for the lease by the Corporation or any Subsidiary of any real property;

               (vii) provide for the lease by the Corporation or any Subsidiary of any personal property with a value, or reflecting replacement costs, in excess of $30,000 or involving lease payments in excess of $30,000 per year;

               (viii) were entered into with any labor union;

               (ix) provide for a tax sharing;

               (x) provide for any distribution, agency, or licensing arrangement with the Corporation or any Subsidiary;

               (xi) require the Corporation to issue dividends or shares of its Common Stock upon exercise of warrants;

               (xii) restrict the Corporation or any Subsidiary, or any of the officers or employees listed on Schedule 4.10(a)(ii), from engaging in any business activity in any way related to the business of the Corporation anywhere in the world, restrict any such person in the performance of his or her obligations and responsibilities to the Corporation or any Subsidiary, or create any other obligation or liability of any such person, in any way related to the business of the Corporation, arising from his or her prior employment;

               (xiii) grant to any person or entity, other than the Corporation or any Subsidiary, any right, title, or interest in any invention or know-how conceived by employees of the Corporation or any Subsidiary and related to the business of the Corporation;

               (xiv) provide for a loan guaranty, surety, indemnity, or other financial support by the Corporation or any Subsidiary to any person or entity; or

               (xv) grant to any person or entity a security interest in any asset or right of the Corporation or any Subsidiary.

          (b) Each Disclosed Agreement or understanding required to be set forth on Schedule 4.10(a) is in full force and effect and constitutes a valid and binding obligation of all parties thereto. Except as set forth on Schedule 4.10(a), the Corporation and, to the extent a Subsidiary is a party, the Subsidiary has performed in all material respects the obligations required to be performed by it and is not in material default and has not received notice alleging it to be in default under any such Disclosed Agreement. To the knowledge of the Corporation, there exists no event or condition which, after notice or lapse of time, or both, would constitute such a material default under any Disclosed Agreement. To the knowledge of the Corporation, there are no material defaults by any other party to any such Disclosed Agreement. The Corporation has made available to the Purchaser correct and complete copies of all Disclosed Agreements set forth on Schedule 4.10(a).

     4.11. Title to Assets.

     Except for properties leased by the Corporation or any Subsidiary, the Corporation and each Subsidiary has good and marketable title to all assets reflected on the Interim Balance Sheet as being owned by it, or acquired by it after the date of the Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business, and accounts and notes receivable paid in full, since the date of the Interim Balance Sheet), free and clear of all Encumbrances, other than Permitted Liens and other than those which would not reasonably be expected to result in a Material Adverse Effect. Such assets are in good operating condition and repair, are adequate and suitable for their intended use in the business of the Corporation and are sufficient for the conduct of the business except as would not reasonably be expected to result in a Material Adverse Effect. There does not exist any condition which interferes with the economic value or use of such assets except as would not reasonably be expected to result in a Material Adverse Effect. The term "Permitted Liens" means (i) liens arising by operation of law in the ordinary course of business that, individually and in the aggregate, do not in any respect interfere with the use or value of any of the assets subject thereto, (ii) minor imperfections of title which do not detract from the value of the property affected or impair the operations of the Corporation, (iii) liens for taxes not yet due and payable, (iv) liens arising in connection with debt incurred pursuant to and in accordance with the covenant section, and (v) liens relating to monies borrowed by the Corporation or any Subsidiary.

     4.12. Real Property.

     Except as disclosed on Schedule 4.12, neither the Corporation nor any Subsidiary owns or holds, directly or indirectly, any real property. Neither the Corporation nor any Subsidiary leases, directly or indirectly, any real property other than as listed on Schedule 4.12.

     4.13. Intellectual Property Rights; Proprietary Information of Third
Parties.

          (a) Each of the Corporation and each Subsidiary owns or is licensed to use all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names (including WAM!NET, WAM!BASE and WAM!PROOF), domain names, URLs, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights necessary to permit such entities to carry on their respective business as presently conducted. Schedule 4.13 sets forth a list of all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names or URLs held or owned by the Corporation and each Subsidiary and all other proprietary intellectual property rights of the Corporation and each Subsidiary. All registered patents, copyrights, trademarks, domain name and URL rights and service marks listed on Schedule 4.13 are in full force and effect and are not subject to any taxes or maintenance fees and the Corporation or a Subsidiary has the right to bring infringement Proceedings with respect thereto. Neither the Corporation nor any Subsidiary (i) licenses or grants to anyone other than to the Corporation or any Subsidiary rights of any nature to use any intellectual property right that is material to its business, other than certain software and equipment which is provided to the Corporation's clients which enable them to access the Corporation's network and avail themselves of the Corporation's services, (ii) is not obligated to and does not pay royalties to anyone for use of its intellectual property rights, and (iii) does not market or sell any product or service that violates any intellectual property right of a third party. Except as set forth on such Schedule, there is no pending or, to the knowledge of the Corporation, threatened claim or litigation against the Corporation or any Subsidiary contesting the right to use its intellectual property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any intellectual property rights of a third party.

          (b) All inventions and know-how conceived by employees of the Corporation and each Subsidiary, while in the employ of the Corporation or such Subsidiary, and related to the business of the Corporation or any Subsidiary were "works for hire," and all right, title, and interest therein were transferred and assigned to the Corporation or a Subsidiary and the Corporation or a Subsidiary has maintained all right, title and interest therein without any Encumbrances thereon. The Corporation has taken all reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets, proprietary processes and formulae, inventions, know-how and other confidential and proprietary information.

          (c) No third party has claimed or, to the Company's knowledge, has reason to claim that the Corporation or any Subsidiary has (i) violated or may be violating any of the terms or conditions of any non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Neither the Corporation or any Subsidiary has utilized nor proposes to utilize any trade secret or any information or documentation proprietary to any other person in violation of existing arrangements with such person, and neither the Corporation or any Subsidiary has violated any confidential relationship which any such person may have had with any third party, in connection with the development, manufacture or sale of any product or the development or sale of any service of the Corporation or any Subsidiary.

     4.14. Compliance with Laws; Governmental Authorizations.

     Each the Corporation and each Subsidiary is in compliance in all respects with all Laws, except for such instances where non-compliance would not result in a Material Adverse Effect. Each of the Corporation and each Subsidiary has all permits, licenses, authorizations, registrations, franchises, approvals, certificates or variances (collectively, "Permits") from each Governmental Authority that is necessary or advisable in the conduct of its business as presently conducted and as contemplated in the Initial Budget except in such cases which would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "Governmental Authority" means any federal, state, municipal, local or foreign government and any court, tribunal, administrative agency, commission, board, agency or other governmental or regulatory authority or agency, whether domestic or foreign. Neither the Corporation nor any Subsidiary is licensed to provide communication services under any state, federal or foreign laws nor is any one of them required to be so licensed.

     4.15. Litigation.

     Except as set forth on Schedule 4.15, there are no (i) actions, suits, claims, investigations or other proceedings (collectively, "Proceedings") by or before any Governmental Authority or other arbitration or mediation body, pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary, or (ii) judgments, writs, decrees, injunctions, compliance agreements, or orders of any Governmental Authority or other arbitration or mediation body, against the Corporation or any Subsidiary.

     4.16. Environmental Matters.

     Each of the Corporation and each Subsidiary is in compliance with all Laws relating to the protection of the environment (the "Environmental Laws"). Except for the operation of machinery and equipment in the ordinary course of business in compliance with applicable Environmental Laws, neither the Corporation nor any Subsidiary has handled, stored or released, or exposed any person to, any hazardous substance, as defined in 42 U.S.C.A. Section 9601(14) or any other applicable Environmental Laws (a "Hazardous Substance"). Neither the Corporation nor any Subsidiary is liable or responsible for clean-up costs, remedial work or damages in connection with the handling, storage, release, or exposure by it of any Hazardous Substance except in cases which would not reasonably be expected to result in a Material Adverse Effect. No claims for clean-up costs, remedial work or damages have been made by any person or entity in connection with the handling, storage, release, or exposure by the Corporation and/or any Subsidiary of any Hazardous Substance.

     4.17. Tax Matters.

          (a) (i) The Corporation has timely filed or been included in all required returns, declarations of estimated tax, reports, and statements relating to any Taxes due and payable by it (collectively, the "Returns");
     (ii) all Returns were correct and complete as of the time of filing; (iii) the Corporation has timely paid all Taxes required to be paid by it through the date hereof; (iv) the Corporation has made provision on its most recent interim balance sheet for all Taxes payable by it for all periods prior to the date of such interim balance sheet for which no Returns have yet been filed; (v) the Corporation has made provision on its books for all Taxes payable by it for all periods beginning on or after the date of its most recent interim balance sheet for which no Returns have yet been filed; (vi) the Corporation has no knowledge of any pending tax audits of any Returns;
     (vii) the Corporation has no knowledge that any deficiency or addition to any Taxes has been proposed, asserted or assessed in writing against the Corporation; and (viii) the Corporation has not granted any extension of the statute of limitations applicable to any Return or other claim for Taxes.

          (b) "Taxes" means, with respect to any person or entity, (i) all material Federal, state, local, and foreign taxes, including, without limitation, all taxes on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings, or profits, and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profits taxes, alternative or add-on minimum taxes, customs duties, or other taxes, fees, assessments or charges of any kind, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority on such person or entity, and (ii) any material liability for the payment of any amount of the type described in the preceding clause
     (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable Laws) of another person or entity.

     4.18. Employee Benefit Plans.

          (a) Schedule 4.18 sets forth a list of all "employee pension benefit plans" and "employee benefit plans," as defined in Section 3(2) and (3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and other written or formal plans or group arrangements involving direct or indirect compensation (not including any government-mandated programs) currently or previously maintained or contributed by the Corporation or any ERISA Affiliate for the benefit of any employee or former employee thereof under which the Corporation and/or any Subsidiary has or may have any present or future obligation or liability (collectively, the "Employee Plans"). "ERISA Affiliate" means any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Code, (ii) a group of entities under "common control," as defined in Section 414(c) of the Code, or (iii) an "affiliated service group," as defined in Section 414(m) of the Code, any of which includes the Corporation.

          (b) Schedule 4.18 further sets forth a list of all plans, trusts, or arrangements (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, medical benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation, insurance or benefits (collectively, the "Benefit Arrangements") that (i) are not Employee Plans, (ii) are maintained or contributed to by the Corporation or any Subsidiary, and (iii) cover any director, officer, employee, or former employee of the Corporation or any Subsidiary.

          (c) Each Employee Plan and Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Laws. There has not been any "accumulated funding deficiency," as defined in Section 412 of the Code, with respect to any Employee Plan. There has not been any partial or complete withdrawal by the Corporation or any Subsidiary with respect to any Employee Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, and the Corporation has any current plans to withdraw from any such Employee Plan. Except as set forth on Schedule 4.18, neither the Corporation or any Subsidiary is in default or alleged to be in default in the payment or other provision of any benefit under any Employee Plan or Benefit Arrangement. Except as set forth on Schedule 4.18, no actions have been taken or are currently planned with respect to any Employee Plan or Benefit Arrangement that would increase the expense of maintaining or the benefits provided under such Employee Plan or Benefit Arrangement above the level of the expense incurred or benefits provided in respect thereof for each of the years 1999 and 1998.

          (d) The execution and delivery by the Corporation of the Documents and its consummation of the transactions contemplated thereby will not constitute a triggering event under any Employee Plan or Benefit Arrangement that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting, or increase the amount of compensation or benefits, for any director, officer, employee, or former employee of the Corporation.

     4.19. Insurance.

     The Corporation maintains valid and effective insurance policies, issued by financially sound and reputable insurers, to insure it against all risks usually insured against by persons or entities conducting businesses similar to that of the Corporation or such Subsidiary in the locality in which such businesses are conducted. The Corporation has paid all due premiums with respect to all policies of insurance currently maintained by the Corporation.

     4.20. Related Transactions.

          (a) Except as set forth on Schedule 4.20, and except for compensation to regular employees, since January 1, 1998, no current director or executive officer of the Corporation or holder of at least 5% of the outstanding capital stock of the Corporation has been (i) a party to any transaction with the Corporation valued in excess of $60,000 during any twelve-month period, or (ii) the direct or indirect owner of an interest in any business organization that is or was a competitor, supplier or customer of the Corporation (other than interests in non-affiliated publicly held companies).

          (b) The Corporation represents and acknowledges that Winstar Sub, by reason of being a Purchaser or appointing a director to the Corporation's Board of Directors, is not prohibited from engaging, investing or otherwise being involved in the telecommunications business, including businesses or investments which may be competitive or in conflict with the Corporation.

     4.21. Offering of the Shares.

     The Corporation has not, directly or indirectly, solicited any other offer to buy or offer to sell, and will not, directly or indirectly, solicit any other offer to buy or offer to sell, any security which is or would be integrated with the sale of the Shares or Option Shares in a manner that would require the Shares or Option Shares to be registered under the Securities Act.

     4.22. Disclosure.

     The Corporation has filed all required registration statements, reports and proxy statements with the Securities and Exchange Commission ("SEC Reports") when due (or within permitted extension periods) in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), the SEC Reports complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. This Agreement does not contain an untrue statement of a material fact nor does it omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the statements, documents, certificates or other items prepared by the Corporation and supplied to Winstar or its counsel in connection with the transactions contemplated hereby (other than those relating to (i) projected financial information, (ii) plans and objectives regarding the Corporation's future operations, (iii) future economic performance and (iv) assumptions underlying any of the matters described in (i) through (iii), each as to which no representation or warranty is given other than, however, that such representations are reasonable in light of existing or known facts or trends and were prepared in good faith) contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.23. Investor Sophistication.

     The Corporation has sufficient knowledge and experience and is capable of evaluating the merits and risks of its investment in Winstar as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time . The Corporation has been given access to the registration statements, reports and proxy statements filed by Winstar with the Securities and Exchange Commission ("Winstar SEC Reports"). The Corporation has had the opportunity to ask questions of and receive answers from representatives of Winstar concerning the terms and conditions of this Agreement, to discuss Winstar's business, management and financial affairs with Winstar's management and to obtain any additional information the Corporation desires or deems relevant.

     4.24. Investment Intent.

     The Corporation accepts the Winstar Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Winstar Shares in violation of the Securities Act or any other applicable federal or state securities laws, and the rules and regulations promulgated thereunder. The Corporation understands and agrees that the Winstar Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act. The Corporation further understands, that the Winstar Shares will bear a legend (and Winstar will make a notation on its transfer books) to such effect and the Winstar Shares must be held indefinitely unless subsequently disposed of pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or not subject to, the registration requirements thereof. The Corporation agrees that if it sells any Winstar Shares pursuant to Rule 144A under the Securities Act, it will take all necessary steps in order to perfect the exemption from registration provided thereby, including, without limitation, obtaining on behalf of Winstar information to enable Winstar to establish a reasonable belief that the purchaser is a "qualified institutional buyer" (within the meaning of Rule 144A) and advising such purchaser that Rule 144A is being relied upon with respect to such resale. The Corporation was not organized for the specific purpose of accepting the Winstar Shares and is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act.

     4.25. Brokers and Finders.

     No person or entity acting on behalf or under the authority of the Corporation is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the sale of the Shares.

     4.26. Year 2000 Compliance.

          (a) The Corporation and each Subsidiary has used (or is in the process of using) appropriate procedures to verify that its software which is licensed or otherwise provided to its customers and the software used in its business will recognize and process date fields after the turn of the century, and perform date-dependent calculations and operations (including sorting, comparing and reporting) after the turn of the century correctly, and the Corporation and each Subsidiary has used (or is in the process of using) reasonable efforts to ensure that such software will not produce invalid and incorrect results as a result of the change of century (all without human intervention, other than original data entry of valid dates).

          (b) The Corporation has (i) analyzed the operations of the Corporation and the Subsidiaries that could be adversely affected by failure to become Year 2000 compliant and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. The Corporation and the Subsidiaries will be Year 2000 compliant for its operations and those of its Affiliates by December 30, 1999 except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. The disclosure in the Corporation's Exchange Act reports (e.g., Form 10-K, 10-Q, etc.) regarding the progress of the Year 2000 compliance program and Year 2000 remediation were accurate when made.

          (c) Based upon responses to its inquiries to its suppliers and vendors, the Corporation reasonably believes any suppliers and vendors that are material to the operations of the Corporation and the Subsidiaries will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     4.27. Minnesota Business Corporation Act.

          (a) A committee of all "disinterested members" of the Corporation's Board of Directors (as such term is defined for purposes of Section 302A.673 of the Minnesota Business Corporation Act ("MBCA")) has approved this Agreement and the transactions contemplated hereby and the Corporation has completed all other actions and satisfied all other conditions necessary and sufficient to negate any application of Section 302A.673 to any of the Purchaser(s).

          (b) Sections 302A.671 and 302A.673 of the MBCA do not and will not apply to the Corporation or any Purchaser as a result of the transactions contemplated by this Agreement. Both the Purchaser and the Corporation are excluded from such Sections, and accordingly, Purchaser may purchase more than 10% of the Corporation's voting stock pursuant to this Agreement and will not further be restricted from purchasing additional capital stock of the Corporation thereafter by virtue of such provisions. In addition, an exception applies to Section 302A.671 of the MBCA such that Winstar Sub's (or any other Purchaser's) acquisition of twenty percent or more the outstanding voting stock of the Corporation may be accomplished without approval of the shareholders of the Corporation.

Section 5. Representations and Warranties of the Purchasers.

     Each Purchaser represents and warrants to the Corporation on behalf of itself (and not any other Purchaser) as of the date hereof, the Closing Date and any Option Closing Date, that:

     5.1. Due Authorization.

     The Purchaser has taken all action necessary to authorize its execution and delivery of the Documents to which it is a party, the performance of its obligations thereunder, and its consummation of the transactions contemplated thereby. Each Document to which the Purchaser is a party has been executed and delivered by an officer of the Purchaser in accordance with such authorization or by the Purchaser. Each Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally and to general principles of equity.

     5.2. Investment Representations.

          (a) The Purchaser is acquiring the Shares or Option Shares, as the case may be, for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

          (b) The Purchaser understands that the Shares or Option Shares, as the case may be, have not been, and the Conversion Shares will not be, registered under the Securities Act or applicable state securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and such shares must be held indefinitely unless subsequent disposition thereof is registered under applicable securities laws or is exempt from registration.

          (c) The Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

          (d) The Purchaser is an "accredited investor," as such term is defined in Rule 501 (the provisions of which are known to the Purchaser) promulgated under the Securities Act.

          (e) The Purchaser has such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to utilize the information made available to the Purchaser in connection with the investment in the Shares or the Option Shares, as the case may be, to evaluate the merits and risks of an investment in the Shares or the Option Shares, as the case may be, and to make an informed investment decision with respect thereto; provided, however, that the foregoing shall in no way affect, diminish or derogate from the representations and warranties made by the Corporation hereunder or the right of the Purchaser to rely thereon and to seek indemnification hereunder.

          (f) The Purchaser has not been formed for the specific purpose of acquiring the Shares or the Option Shares, as the case may be.

          (g) The Purchaser hereby acknowledges that the purchase and sale of the Shares and the Option Shares, if any, is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or
     Section 3(b) of the Securities Act and, if applicable, in the sole judgment of the Corporation, the provisions of Regulation D thereunder, which exemption is dependent upon the truth, completeness and accuracy of the statements made by the Purchaser herein and in any other documents furnished by the Purchaser to the Corporation.

     5.3. Brokers and Finders.

     No person or entity acting on behalf or under the authority of the Purchasers is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated hereby.

     5.4. Investor Sophistication.

     Purchaser has sufficient knowledge and experience and is capable of evaluating the merit and risks of its investment in the Corporation as contemplated by this Agreement and is able to bear the economic risk of such investment for an indefinite period of time. Purchaser has been given access to SEC Reports. Purchaser has had the opportunity to ask questions of and receive answers from representatives of the Corporation concerning the terms and conditions of this Agreement, to discuss the Corporation's business, management and financial affairs with the Corporation's management and to obtain any other additional information Purchaser desires or deems relevant.

     5.5. Winstar Representation.

     Winstar represents to the Corporation as of the date hereof and as of the Closing Date, that since January 1, 1997, Winstar has filed all required Winstar SEC Reports when due (or within permitted extension periods) in accordance with the Exchange Act. As of their respective dates (or, in the case of any amended Winstar SEC Report, as of the date of the amendment), the Winstar SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be. As of their respective dates (or, in the case of any amended Winstar SEC Report, as of the date of the amendment), none of the Winstar SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 6. Covenants of the Corporation and the Purchasers.

     6.1. Regulatory Approvals; Reasonable Best Efforts; Further Assurances.

     The Corporation and the Purchaser acknowledge that certain regulatory or governmental approvals may be required to lawfully consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, the Corporation and the Purchaser will, and will cause their Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Corporation and the Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     6.2. Certain Filings.

     The Corporation and the Purchaser will, and will cause their Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the conversion by such Purchaser of such Purchaser's Shares or Option Shares, as the case may be, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, the Corporation and the Purchaser obligated to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall promptly after the date of this Agreement prepare and file the notifications required under the HSR Act in connection with the transactions contemplated by this Agreement. The Corporation and the Purchaser shall (A) give the other parties prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation by or before any governmental body with respect to the transactions contemplated by this Agreement, (B) keep the other parties informed as to the status of any such action, suit, litigation, arbitration, preceding or investigation, and (C) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental body regarding the transactions contemplated by this Agreement.

     6.3. Confidentiality.

     Except as set forth in Section 6.4 below and as required by applicable securities laws upon the advice of counsel, without the consent of the other party, neither the Corporation nor any Purchaser shall make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the terms of this Agreement and the transactions contemplated hereby, and each party shall cause its authorized officers, directors, partners, employees, counsel, accountants, agents and other representatives to strictly comply with the foregoing.

     6.4. Public Announcements.

     Neither party to this Agreement may publicly disseminate a press release or file a public report (on Form 8-K or otherwise) with the Securities and Exchange Commission or otherwise publicly announce the transactions contemplated by this Agreement, unless the other parties consent. Such parties shall not unreasonably withhold or delay their approval to any such proposed announcements.

Section 7. Covenants of the Corporation.

     Unless otherwise indicated, and as long as any of the Shares, Option Shares or Conversion Shares remain outstanding, the Corporation shall and shall cause each Subsidiary to abide and perform with respect to the following covenants:

     7.1. Certificate of Designations.

     Immediately after the execution of this Agreement, the Corporation shall cause to be filed the Class E Certificate of Designations as required pursuant to the law of the State of Minnesota.

     7.2. Restrictions Pending the Closing.

     After the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by the Purchaser, the Corporation will not:

          (i) amend its certificate of incorporation or bylaws, except to file the Class E Certificate of Designations;

          (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio applicable to the Shares prior to their issuance at the Closing;

          (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

          (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of the Corporation set forth in Article 4 becoming untrue or (B) any of the conditions to the obligations of the Purchasers set forth in
     Section 8.1 or 8.2 not being satisfied; or

          (v) enter into any agreement or commitment to do any of the foregoing.

     7.3. Reservation of Shares.

     For so long as any of the Shares or Option Shares are outstanding, the Corporation shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Class E Certificate of Designations.

     7.4. Use of Proceeds.

     The Corporation shall use the cash proceeds received by it upon the sale of the Shares to repay all outstanding amounts due to Foothill Capital Corporation and for general working capital purposes. Additional proceeds from the sale of the Option Shares shall be used for general working capital purposes.

     7.5. Access to Records.

     The Corporation shall, and shall cause each Subsidiary to, afford to the Purchaser and its authorized employees, counsel, accountants and other representatives, upon reasonable notice and during ordinary business hours, (i) full access to all books, records and properties of the Corporation and such Subsidiary, and (ii) the opportunity to interview any officer of the Corporation or such Subsidiary regarding its affairs; any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of the Corporation and such Subsidiary.

     7.6. Budget.

     Promptly following final preparation thereof, the Corporation shall deliver to the Purchaser all budgets and revisions thereof prepared by the Corporation, all of which shall be consistent with the Initial Budget in form, methodology, and level of detail. Each of the Initial Budget and the budgets referred to in this Section 7.6 is referred to herein as a "Budget."

     7.7. Financial Reporting and other Information.

          (a) So long as a Purchaser beneficially owns Shares, Option Shares or Conversion Shares, the Corporation shall deliver to such Purchaser the following:

               (i) within 30 days after the end of each month, commencing with the month of December, (A) the unaudited balance sheet of the Corporation at the end of such month, (B) the unaudited statements of income and cash flows of the Corporation for such month, (C) comparative statements of income of the Corporation for the year to date, the comparable figures for the prior year, the current Budget for the year to date and projected figures for the year and (D) textual discussion describing changes from prior periods and describing operating trends;

               (ii) within 45 days after the end of each fiscal quarter, commencing with the quarterly period ending March 31, 2000, (A) the unaudited balance sheet of the Corporation at the end of such fiscal quarter, (B) the unaudited statements of income and cash flows of the Corporation for such fiscal quarter, and (C) comparative statements of income of the Corporation for such fiscal quarter and the year to date, the comparable figures for the corresponding fiscal quarter and the year to date period of the prior year and the current Budget for such fiscal quarter and for the year to date; and

               (iii) within 90 days after the end of each fiscal year commencing with the current fiscal year of the Corporation, (A) the audited balance sheet of the

          Corporation at the end of such fiscal year, together with comparisons to the balance sheet of the Corporation at the end of the prior fiscal year and to the current Budget, (B) the audited statements of income and cash flows of the Corporation for such fiscal year, together with comparisons to the statements of income and cash flows of the Corporation for the prior fiscal year and to the current Budget, and
          (C) an audit report of Ernst & Young, independent certified public accountants, on such balance sheets and statements; and

               (iv) any other financial and operating data and other information relating to the Corporation and each Subsidiary as any Purchaser may reasonably request;

               (v) all information made available to the Corporation's shareholders or directors, at the same time as such information is delivered to such persons; and

               (vi) monthly management reports in a form reasonably acceptable to Purchasers.

          (b) All financial information to be delivered under this Section shall be in accordance with the books and records of the Corporation and shall have been prepared in accordance with GAAP, subject to year-end and audit adjustments.

     7.8. Payment of Obligations.

     The Corporation shall, and shall cause each Subsidiary to, pay or discharge or cause to be paid or discharged all material claims or demands, and all Taxes levied or imposed upon the Corporation or its Subsidiaries or upon the income, profits or property of the Corporation or its Subsidiaries; provided, however, that the Corporation or such Subsidiary shall not be required to pay or discharge or cause to be paid or discharged any such claim, demand, or Tax the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

     7.9. Insurance.

     The Corporation shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurers such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and exercising sound business practice.

     7.10. Certain Notices.

     The Corporation shall promptly notify the Purchaser of (i) the commencement or notice of any threat of any Proceeding, dispute or grievance against or affecting the Corporation, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, (ii) any material default under any indebtedness of the Corporation and (iii) any material default or breach under any of the items required to be listed on Schedule 4.10(a) or any of the items which would have been required to be listed on Schedule 4.10(a) if such item were effective prior to the date hereof.

     7.11. Conduct of Business.

     The Corporation shall (i) take all actions required to assure that the Corporation remains duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) take all actions required to assure that the Corporation maintains all Permits to conduct its business, and (iii) conduct its business in compliance with all Laws.

     7.12. Related Transactions.

     Excluding any existing arrangements between Silicon Graphics, Inc. and MCI WorldCom, Inc., the Corporation shall not directly or indirectly enter into any transaction with any Related Party, other than any transaction entered into in the ordinary course of business and on terms and conditions not less favorable to the Corporation as the terms and conditions which would apply in a similar transaction negotiated on an arms-length basis with a party that is not a Related Party. "Related Party" means (a) each current or future director or executive officer of the Corporation, (b) each parent, sibling, spouse, or descendant of any of the foregoing, (c) each entity of which any of the foregoing is a director, officer, partner or holder of more than 10% of the outstanding voting power of any class of capital stock and (d) any person or entity which is the beneficial owner of 5% or more of the outstanding voting power of the Corporation.

     7.13. Internal Controls; Accountants Review.

          (a) Internal Controls.

          The Corporation maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (b) Accountants Review.

          The Corporation will cause its independent accountants to review the Corporation's unaudited financial statements on a quarterly basis and issue a certificate to the Corporation certifying that such accounting firm has read the unaudited financial statements of the Corporation and has made inquiries of certain officials of the Corporation who have responsibility for financial and accounting matters regarding the unaudited financial statements and that based upon the foregoing procedures, nothing has come to the accounting firm's attention that would lead them to believe that such unaudited financial statements (A) do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations thereunder and (B) are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the Corporation's audited financial statements.

     7.14. Board Designees.

     The Corporation shall expand the number of members on its Board of Directors ("Board") by two. Each of the two Purchasers that purchase the largest number of Class E Preferred Stock pursuant to this Agreement shall be entitled to appoint one member to the Board for so long as such Purchaser continues to own Shares and/or Conversion Shares which together represent at least 40% of the number of shares of Common Stock issuable upon conversion or redemption of the Class E Preferred Stock initially purchased by such Purchaser (without giving effect to anti-dilution rights in the Class E Certificate of Designation). The persons so elected to be members of the Board shall be entitled to serve on each of the Audit, Compensation, Nominating and any other committee created by the Board; provided, however, that in the event any such committee fails to satisfy specific requirements under the rules and regulations of the Securities and Exchange Commission any exchange or trading system due to such persons affiliations, such person will agree to serve solely as an observer of such committee. Such appointed directors shall be entitled to receive the same compensation that is paid to other non-management Board members and committee members and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation. To the extent permitted by law, the Corporation will indemnify such persons and the Purchasers who elected such persons for the actions of such persons as members of the Board and/or any committee thereof, unless such actions are found by a court of law to have been grossly and intentionally negligent. As long as such persons remain as members of the Board, the Corporation will maintain director and officer insurance policies in amounts and on terms, which are reasonable for companies similarly situated to the Corporation and, reasonably acceptable to the Purchasers that appointed such designees. Any vacancy in the position of a director appointed pursuant to this
Section 7.14 shall be filled by and only by the Purchaser that appointed the director whose position has become vacant. Each such director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Purchaser who appointed such director.

     In addition, any Purchaser making an initial investment of $20 million or more of the Class E Preferred Stock who does not have a member of its organization serving on the Board at the time of such Board or Committee meeting, will have the right to appoint a non-voting Board observer with full information rights. This right shall continue for so long as such Purchaser continues to own Shares and/or Conversion Shares which together represent at least 20% of the number of shares of Common Stock issuable upon conversion or redemption of the Class E Preferred Stock initially purchased by such Purchaser (without giving effect to anti-dilution rights). Such observer shall be entitled to be reimbursed for all reasonable, customary expenses associated with attending the Board meetings, but shall not be entitled to any other form of compensation.

     The Corporation shall give written notice, to the Purchaser who nominated a person to be a Board member and/or observer and to such persons and observers, of each Board meeting and shall provide to such persons an agenda and minutes of such Board meeting no later than it gives such notice and provides such items to the other Board members.

     7.15. Indenture.

     The Corporation will not amend, waive, or modify, or seek to amend, waive, or modify, any provision of the Indenture dated as of March 5, 1998, which regards the Corporation's 13 1/4% Senior Discount Notes due 2005, without the prior written consent of Winstar which consent will not be unreasonably withheld.

     7.16. Tag-Along Agreements.

     Prior to the Closing the Corporation will use its commercially reasonable best efforts to cause the Purchasers to be joined as parties to the Tag-Along Rights Agreements entered into (i) among the Corporation, Silicon Graphics, Inc. and MCI WorldCom, Inc. dated March 4, 1999; (ii) two separate tag-along agreements regarding the Corporation, Silicon Graphics, Inc., MCI WorldCom, Inc., and CCPRE-Eagan LLC, each dated September 30, 1999; and (iii) the Right of First Refusal Agreement dated December 16, 1996 among Edward J. Driscoll, Allen Witters and MCI WorldCom, Inc. (collectively "Restricted Stock Agreements").

     7.17. [Reserved.]

     7.18. Consents.

     Prior to the Closing, the Corporation shall use its commercially reasonable best efforts to obtain all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation.

Section 8. Registration Rights of the Purchasers.

     8.1. Demand Registration.

          (a) Grant of Right. The Corporation agrees to register on two occasions, upon written demand ("Initial Demand Notice") of any Purchaser, all or any portion of the Conversion Shares, regardless of whether the Shares or Option Shares have been converted (the "Registrable Securities"). The Corporation will file a registration statement covering the Registrable Securities within 60 days after receipt of the Initial Demand Notice and use its best efforts to have such registration statement declared effective promptly thereafter. The demand for registration may be made at any time during a period commencing on the earlier of (i) the six month anniversary of the consummation of the Corporation's initial public offering of its Common Stock, and (ii) the one year anniversary of the date Shares are first issued. The Corporation covenants and agrees to give written notice of its receipt of any Initial Demand Notice by any Purchaser to all other Purchasers within ten days from the date of the receipt of any such Initial Demand Notice.

          (b) Terms. The Corporation shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of one legal counsel selected by the Purchasers to represent them in connection with the sale of the Registrable Securities but not including any and all underwriting commissions and discounts which will be the responsibility of the Purchasers participating in the underwriting. The Corporation will qualify or register the Registrable Securities in such states as are reasonably requested by the Purchasers. The Corporation shall cause any registration statement filed pursuant to the demand rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all such securities have been sold.

     8.2. "Piggy-Back" Registration.

          (a) Grant of Right. The Purchasers shall have the right at any time and from time to time to include the Registrable Securities as part of any other registration of securities filed by the Corporation (other than pursuant to Form S-4, Form S-8 or any equivalent forms or in connection with the Corporation's initial public offering to the extent that no other selling shareholder is included in the registration statement). Notwithstanding the foregoing, if, in the written opinion of the managing underwriter or underwriters of a public offering by the Corporation of its shares of Common Stock, the inclusion of the Registrable Securities, when added to the securities being registered by the Corporation, will exceed the maximum amount of the Corporation's securities that can be marketed without materially and adversely affecting the entire offering, then (i) the Corporation will include in such registration first, only those securities, the holders of which as of the date hereof have priority piggy-back registration rights (as listed on Schedule 8.2), second, the Registrable Securities allocated (if necessary) among the holders thereof on a pro rata basis based on the number of Registrable Securities requested to be included in such registration statement, and third, capital stock of the Corporation to be sold for the account of others with applicable piggy-back registration rights, with such priorities among them as the Corporation shall decide. If, subsequent to the exercise of all of the demand registration rights referred to in Section 8.1, any Registrable Securities requested to be included in an offering ("Other Offering") pursuant to the "piggy-back" rights described in this Section 8.2. are not so included because of the operation of the first proviso of the preceding sentence, then the holders of the Registrable Securities shall have the right to require the Corporation, at its expense, to prepare and file a registration statement under the Securities Act covering such Registrable Securities.

          (b) Terms. The Corporation shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Purchasers participating in the registration shall pay any and all discounts and underwriting commissions. In the event of such a proposed registration, the Corporation shall furnish the owners of the Registrable Securities with not less than 30 days written notice prior to the proposed date of filing of such registration statement. Such notice shall continue to be given for each registration statement filed by the Corporation until such time as all of the Registrable Securities have been sold by the Purchaser. The owners of the Registrable Securities shall exercise the "piggy-back" rights provided for herein by giving written notice within 15 days of the receipt of the Corporation's notice of its intention to file a registration statement. The

     Corporation shall cause any registration statement filed pursuant to the "piggyback" rights granted under this Section to remain effective with respect to the Registrable Securities covered by such registration statement until all of the such securities have been sold by the Purchasers. Notwithstanding the foregoing, in no event shall the Corporation be obligated to maintain the effectiveness of any registration statement filed pursuant to Sections 8.1 and 8.2 for a period in excess of seven years from the initial date of issuance of the Shares.

     8.3. General Terms.

          (a) Indemnification. The Corporation shall indemnify the owner(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such person within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement, except to the extent that any loss, claim, damage, expense or liability arises out of or relates to written information furnished by or on behalf of such Purchaser, for inclusion in such registration statement ("Purchaser Information"). The owner(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Corporation against all loss, claim, damage, expense or liability (including all reasonable attorneys' fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which it may become subject under the Securities Act, the Exchange Act or otherwise, arising from Purchaser Information furnished by or on behalf of such owner(s).

          (b) Exercise of Shares. Nothing contained in this Section 8 shall be construed as requiring the Purchaser(s) to convert their Shares or Option Shares, as the case may be, prior to or after the filing of any registration statement or the effectiveness thereof.

          (c) Documents Delivered to Holders. The Corporation shall deliver promptly to the Purchaser participating in any of the foregoing offerings who requests it, all correspondence between the Securities and Exchange Commission and the Corporation, its counsel or auditors and all memoranda relating to discussions with the Securities and Exchange Commission or its staff with respect to the registration statement. The Corporation also shall furnish to the Purchaser participating in any of the foregoing offerings that are underwritten, and to each underwriter of any such offering, a signed counterpart, addressed to such Purchaser and underwriter, of (i) an opinion of counsel to the Corporation, dated the effective date of such registration statement (and an opinion dated the date of the closing under the underwriting agreement relating to such offering), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Corporation's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities. In the event that any Purchaser requests information pursuant to this Section (c), then, prior to furnishing such information, the Corporation shall have the right to require the Purchaser to enter into a confidentiality agreement with the Corporation with respect to any information to be provided to the Purchaser that the Corporation reasonably considers to be proprietary, non-public or otherwise confidential.

     8.4. Underwriting Agreement.

     In the event that the demand registration filed by the Purchasers pursuant to Section 8.1(a) is for an underwritten offering, then the Purchasers participating in such registration shall have the right to select the underwriters of the offering, which underwriters shall be reasonably acceptable to the Corporation. The Corporation shall enter into an underwriting agreement with the managing underwriter selected by the Purchasers whose Registrable Securities are being registered pursuant to Section 8.1. Such agreement shall be reasonably satisfactory in form and substance to the Corporation, each such person and such managing underwriter, and shall contain such representations, warranties and covenants by the Corporation and such other terms as are customarily contained in agreements of that type used by the underwriter. Such persons shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all of the representations, warranties and covenants of the Corporation to or for the benefit of such underwriter shall also be made to and for the benefit of such persons. Such persons shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriter except as they may relate to such persons, their shares and their intended methods of distribution.

     8.5. Road Show.

     In connection with any underwritten public offering concerning a Purchaser, the Corporation will participate in road-shows regarding such offering.

     8.6. Registration of Winstar Shares.

     The Corporation shall have "piggy back" registration rights to include the Winstar Shares as part of any registration of securities filed by Winstar in the same manner as the Purchasers have rights with respect to Registrable Securities pursuant to Sections 8.2 and 8.3. For the purposes of the rights granted to the Corporation pursuant to this Section 8.6, the provisions of Sections 8.2 and 8.3 shall apply with all references therein to the Purchasers, the Corporation and Registrable Securities being interpreted as being references to the Corporation, Winstar and the Winstar Shares, respectively.

Section 9. Conditions to Each Closing.

     9.1. Conditions of Each Party.

     The respective obligations of each of the Corporation and the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to each of the

Closing, and the Option Closing, if any, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable law;

          (a) All filings required to be made, and all consents, approvals, permits and authorizations required to be obtained, prior to each of the Closing and the Option Closing, if any, from any Governmental Authorities in connection with the execution and delivery by the parties of the Documents and the consummation of the transactions contemplated thereby shall have been made or obtained; and

          (b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that any party invoking this condition shall use its reasonable best efforts to have any such judgment, decree, injunction or order vacated.

     9.2. Conditions to Obligations of the Purchasers.

     The obligations to be performed by the Purchasers under this Agreement at or after the Closing are subject to the satisfaction at or prior to each of the Closing and the Option Closing, if any, of the following conditions, unless waived by the Purchasers:

          (a) Material Adverse Effect. There shall not have been any event which has or is reasonably likely to have a Material Adverse Effect.

          (b) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation contained in this Agreement and in any certificate or other writing delivered by the Corporation pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date and the Option Closing Date, if any, as if made at and as of such respective times (except to the extent it relates to a particular date).

          (c) Performance of Covenants. The Corporation shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and each other Document.

          (d) Class E Certificate of Designations. Prior to the Closing, the Class E Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Minnesota and shall have become effective.

          (e) Lock-Up Agreement. At the Closing, the Shareholders listed on Exhibit B hereto, each of whom beneficially own in excess of 10% of the Corporation's outstanding Common Stock, shall have executed and delivered to the Corporation, a Lock-Up Agreement in the form attached as Exhibit B hereto.

          (f) Stock Certificates. At each of the Closing and the Option Closing, if any, Stock certificates representing the Class E Preferred Stock sold at such closing shall have been delivered by the Corporation to the Purchaser in accordance with Schedule I.

          (g) Use of Proceeds. At each of the Closing and the Option Closing, if any, the Purchaser shall have received a certificate of the Corporation describing in reasonable detail the proposed use of proceeds received by the Corporation upon the sale of the Shares and the Option Shares, if any, including the immediate repayment of all amounts due under the Foothill Capital Corporation loan.

          (h) Legal Opinion. Winstar shall have received an opinion dated as of the Closing Date and the Option Closing Date, if any, of Willkie Farr & Gallagher, in a form and substance attached hereto as Exhibit C.

          (i) Officer's Certificate. At each of the Closing and the Option Closing, if any, the Purchaser shall receive a certificate from an officer of the Corporation to the effect that all conditions set forth in this
     Section 92 shall have been satisfied.

          (j) Required Consents and Approvals. Prior to the Closing Date, the Corporation shall have received all consents and approvals of third parties, if any, required to consummate the transactions contemplated by this Agreement so that such consummation shall not conflict with or cause a breach of or default under any agreement or other obligation binding upon the Corporation, including without limitation all such consents and approvals required with respect to its obligations for borrowed money and under its Articles of Incorporation and Certificates of Designation.

     9.3. Conditions to Obligations of the Corporation.

     The obligations to be performed by the Corporation under this Agreement at or after the Closing are subject to the satisfaction at or prior to the Closing and the Option Closing, if any, of the following conditions, unless waived by the Corporation:

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date and the Option Closing Date, if any, as if made at and as of such respective times (except to the extent it relates to a particular date);

          (b) Performance of Covenants. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and each other Document to which it is a party.

          (c) Legal Opinion. The Corporation shall have received an opinion dated as of the Closing Date and the Option Closing, if any, of Graubard Mollen & Miller, in form and substance attached hereto as Exhibit D.

Section 10. Termination.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a) by joint written agreement of the Corporation and the Purchaser;

          (b) by the Corporation, if any Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to Winstar (provided that the Corporation is not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured);

          (c) by any Purchaser, if the Corporation has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to the Corporation (provided that such Purchaser is not then in material breach of the terms of this Agreement; and provided further that no cure period shall be required for a breach which by its nature cannot be cured);

          (d) by any party, if the Closing has not occurred on or before March 31, 2000; provided, however, that a party may not terminate this Agreement pursuant to this Section if the failure of such party to fulfill any of its obligations hereunder shall have been the principal reason that the Closing shall not have occurred on or before said date;

          (e) by any party if there shall be a change of law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction; or

          (f) by Winstar Sub if one or more of the other Purchasers defaults in its or their obligations to purchase the Shares or Option Shares set forth next to its name on Schedule I, provided, however, that Winstar Sub shall have a right, but not the obligation, to cure such default by finding an alternative Purchaser. The Closing Date or Option Closing Date, as the case may be, shall be delayed an additional five (5) business days to permit Winstar Sub sufficient time to conduct such search. ("Closing Failure").

The party desiring to terminate this Agreement pursuant to the above-referenced clauses shall give notice of such termination to the other parties hereto.

     10.1. Effect of Termination.

          (a) If this Agreement is terminated, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure by any party to perform a covenant of this Agreement, (iii) breach by any party hereto of any representation, warranty, covenant or agreement contained herein, or

     (iv) a Closing Failure by any party, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure or breach.

          (b) Several Obligations. The obligations of the Purchasers hereunder are several. No Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

Section 11. Miscellaneous

     11.1. Survival.

     The representations, warranties, covenants and other agreements contained herein, shall survive the Closing, the Option Closing, if any, and the consummation of the transactions contemplated hereby. No right of the Purchasers for indemnification hereunder shall be affected by any examination made for or on behalf of the Purchasers, the knowledge of any of the Purchasers' officers, directors, shareholders, employees or agents, or the acceptance by the Purchasers of any certificate or opinion.

     11.2. Indemnification.

          (a) The Corporation shall indemnify, defend and hold each Purchaser and its officers, directors, employees, shareholders, partners, members, affiliates and agents harmless against all Liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of the Corporation contained in this Agreement.

          (b) Each Purchaser shall indemnify, defend and hold the Corporation and the other Purchasers and their respective officers, directors, employees, shareholders, partners, members, affiliates and agents harmless against all Liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from the untruth, inaccuracy or breach of any of the representations, warranties or agreements of such Purchaser contained in this Agreement.

          (c) Promptly after receipt by any party entitled to indemnification under either Section 11.2(a) or Section 11.2(b) (an "indemnified party") of notice of the commencement of any action involving a claim which may give rise to a claim for indemnity under the preceding paragraphs of this Section, the indemnified party will give written notice to the party against whom indemnification is sought (the "indemnifying party") of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to it which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the indemnifying party shall reimburse the indemnified party and any person controlling the indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section.

          (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amounts paid or payable by the indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations. The amount paid or payable to an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include any legal or other expenses reasonably incurred in connection with investigating or defending the same.

          (e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of the indemnified party and will survive the transfer of securities.

     11.3. Fees and Expenses.

     The Corporation shall pay or reimburse the Purchasers for all out-of-pocket fees and expenses incurred by them in connection with the transactions contemplated by this Agreement, including reasonable fees and charges of Winstar's legal counsel and accountants (which out-of-pocket fees and expenses shall be limited with respect to Winstar and Winstar Sub to a maximum of $30,000 through the Closing or any Option Closing). Such payment or reimbursement shall be made at the Closing. After the Closing, all out-of-pocket fees and expenses of any Purchaser in connection with this Agreement shall be paid at the Option Closing.

     11.4. Assignment; Parties in Interest.

     This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns (it being understood that this Agreement may be assigned by the Purchasers without the consent of any person solely in connection with the transfer of Shares).

     11.5. Entire Agreement.

     This Agreement (including all Schedules and Exhibits hereby) together with the other Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     11.6. Notices.

     All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  if to the Corporation:

                         WAM!NET INC.
                         655 Lone Oak Drive, Building A
                         Eagan, Minnesota 55121
                         Attention: Edward J. Driscoll, III, President
                         Telephone: (651) 256-2165
                         Facsimile: (651) 994-9591

               with a copy to:

                         Willkie Farr & Gallagher
                         787 Seventh Avenue
                         New York, NY  10019-6099
                         Attention: Daniel D. Rubino, Esq.
                         Telephone: (212) 728-8000
                         Facsimile: (212) 728-8111

          (b)  if to the Purchasers:

                         Winstar Communications, Inc.
                         Winstar Credit Corp.
                         685 Third Avenue
                         New York, NY 10017
                         Telephone:  (212) 792-9800
                         Telecopier:  (212) 792-9348
                         Attention:  Timothy R. Graham, Executive Vice President

Or to the addresses of the other Purchasers set forth next to their name appearing on the signature page hereto.

               In any case, with a copy to:

                         Graubard, Mollen & Miller
                         600 Third Avenue
                         New York, NY 10016
                         Telephone:  (212) 818-8661
                         Telecopier:  (212) 818-8881
                         Attention: David Alan Miller, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the date of receipt.

     11.7. Amendments.

     The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by all of the parties hereto.

     11.8. Counterparts.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     11.9. Headings.

     The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.10. Governing Law.

     Except as to matters governed by the MBCA, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

     11.11. Jurisdiction.

     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in the Section entitled "Notices" shall be deemed effective service of process on such party.

     11.12. No Waiver.

     No delay by or on behalf of an Purchaser in exercising any rights conferred hereunder, and no course of dealing between an Purchaser and the Corporation shall operate as a waiver of any right granted hereunder, unless expressly waived in writing by the party whose waiver is alleged.

     11.13. Binding Effect

     All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto.

     11.14. Cumulative Powers.

     No remedy herein conferred upon the Purchasers or any holder of the Class E Preferred Stock is intended to be exclusive of any other remedy, and each such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, or in equity or by statue or otherwise.

     IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement on the date first above written.

                                        WAM!NET INC.


                                        By: /s/ Edward J. Driscoll, III
                                           -----------------------------------
                                           Name:  Edward J. Driscoll, III
                                           Title: President
                                           Address: 655 Lone Oak Drive
                                                    Building A
                                                    Eagen, Minnesota  55121



                                        WINSTAR COMMUNICATIONS, INC.


                                        By: /s/ Timothy. R. Graham
                                           -----------------------------------
                                           Name:  T. R. Graham
                                           Title: Executive Vice President
                                           Address: 685 Third Avenue
                                                    New York, New York  10017



                                        WINSTAR CREDIT CORP.


                                        By: /s/ Timothy. R. Graham
                                           -----------------------------------
                                           Name:  T. R. Graham
                                           Title: President
                                           Address: 685 Third Avenue
                                                    New York, New York  10017

                                      Index
                                      -----


   Exhibit A             Statements of Rights and Preferences of Class
                         E Preferred Stock
   Exhibit B             Lock-Up Agreement
   Exhibit C             Willkie Farr & Gallagher Legal Opinion
   Exhibit D             Graubard Mollen & Miller Legal Opinion

   Schedule I            Purchaser List
   Schedule II           Certain Management
   Schedule 4.1(a)       Articles of Incorporation and Bylaws
   Schedule 4.1(b)       List of Subsidiaries
   Schedule 4.5(a)       Designation and Classes of Capital Stock
   Schedule 4.5(a)(vi)   Right of First Refusal Agreements
   Schedule 4.5(b)       Options, Warrants and Convertible Securities
   Schedule 4.5(c)(i)    Purchase Agreements
   Schedule 4.5(c)(ii)   Registration Rights Agreements
   Schedule 4.5(e)       Record Holders
   Schedule 4.7          Financial Statements
   Schedule 4.10(a)      Material Contracts
   Schedule 4.12         Real Property
   Schedule 4.13         Intellectual Property
   Schedule 4.14         License to Provide Communications Services
   Schedule 4.15         Litigation
   Schedule 4.18         Employee Pension Benefit Plans
   Schedule 4.20         Related Transactions
   Schedule 8.2          Piggy-back Registration Rights

                                                                      SCHEDULE I
                                                                      ----------


                                 Column A              Column B               Column C
                                 --------              --------               --------
Names and Addresses          Class E Preferred      Purchase Price
of Purchaser                  Stock Purchased         Paid by Cash     Purchase Price In Kind
-------------------          -----------------      ---------------    ----------------------

Winstar Credit Corp.              50,000                 - 0 -         $50,000,000 of Winstar
685 Third Avenue                                                       Communications, Inc. common
New York, New York  10017                                              stock (which consists of
                                                                       714,286 shares of Winstar
                                                                       Communications, Inc. common
                                                                       stock)
